Exhibit 10.11

FORM OF

CLASS B MEMBER ADMISSION AGREEMENT

This Class B Member Admission Agreement (the “Agreement”) is being entered into as of                      (the “Date of Grant”) by and among Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (the “Company”) and (the “Admittee”).

WHEREAS, on the terms and conditions set forth in the Agreement, the Company grants (the “Grant”) to the Admittee on the Date of Grant                      Class B Units (the “Units”) with the rights and obligation as described the Amended and Restated Operating Agreement of the Company dated December 31, 2007 (the “Operating Agreement”);

WHEREAS, the parties desire the that Units qualify as constitute a “profits interest” within the meaning of I.R.S. Revenue Procedure 93-27;

WHEREAS, the Admittee agrees to be bound by the terms and conditions of the Operating Agreement in substantially the form attached hereto as Exhibit I; and

WHEREAS, immediately after the Grant, the Admittee shall own the Units with the rights and obligation as described in the Operating Agreement and this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant, Admission; and Consents.

(a) The Grantor hereby grants to the Admittee, and the Admittee does hereby, acquire and accept, the Units.

(b) The Catch-up Spread Amount per Unit shall be $1, and the aggregate Catch-up Spread Amount of Admittee shall be                    .

(c) The Admittee agrees that the Units have a Capital Account of zero dollars ($0) as of the Date of Grant and the Book Value of the assets of the LLC shall be adjusted as of the Date of Grant as provided in Section 4.2(a)(ii) of the Operating Agreement Accordingly, the parities intend that that as of the Date of Grant the Units shall constitute a “profits interest” within the meaning of I.R.S. Revenue Procedure 93-27.

(d) The Company hereby consents to the admission of the Admittee and hereby admits the Admittee as a Member of the Company pursuant to the terms of the Operating Agreement.

(e) The Admittee acknowledges that he, she or it (i) has read the Operating Agreement and this Agreement, (ii) accepts and agrees to be bound by the terms of the Operating Agreement as amended hereby, and (iii) assumes all of the rights and obligations of a Member of the LLC.

(f) The Admittee agrees and acknowledges that (i) the Units are a speculative investment which involves a high degree of risk of loss by the Admittee of its entire investment; the Units have not been registered for sale under the Securities Act of 1933, as amended (“1933 Act”) or registered or qualified under any state securities laws and the Company does not intend to register or qualify the Units, or any other interest in the Company, under the 1933 Act or any state securities laws at any time in the future, (ii) there are substantial restrictions on the transferability of the Units such that the Units may be transferred only under certain limited circumstances described in the Operating Agreement (iii) the Admittee has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to acquire the Units, and (iv) the Admittee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Units. Furthermore, the Admittee represents that he or she has no present intention to transfer the Units.

(g) An amended Schedule A of the Operating Agreement shall be kept on file at the principal office of the Company and shall supersede all prior Schedules A and become part of the Operating Agreement. The Admittee shall be entitled to review his, her or its Schedule A to the Operating Agreement but shall not be entitled to receive a copy of, review or inspect any other Member’s or Assignee’s Schedule A. The Admittee hereby waives any rights such Admittee may otherwise have pursuant to the Act to receive, review or inspect, directly or indirectly, any other Member’s or Assignee’s Schedule A or any other books, records or documents containing substantially equivalent information.

(h) The Admittee shall deliver to the Company a duly completed and properly executed Substitute Form W-9 in the form attached to this Agreement as Exhibit II.

2. Termination of Service.

(a) Termination of Services. Upon the termination of Service of the Admittee for any reason, the Company shall have the right to repurchase within thirty (30) days of the date of the termination of Service all or any portion of the Admittee’s Units at the greater of (i) the Catch-up Spread Amount per Unit or (ii) their Fair Market Value as of the date of termination.

(b) Repurchased of Units. Any Units acquired by the Company shall be free and clear of all Encumbrances. The Company shall have the right to assign its right to purchase Units to another person. The closing of such purchase and sale shall take place on a date designated by the Company, which shall not be more than thirty (30) days following the date of notification to the Admittee. The Company shall pay the purchase price for any Units in immediately available funds. Upon tender of payment of such purchase price thereupon and without any further action on the part of any person being necessary, all right, title and interest in and to the Units being purchased shall thereupon pass to the Company or its assignee. Without limitation of the foregoing, the parties and their transferees shall execute and deliver such certificates and other documents and take such further action as the Company or its assignee may reasonably request in order to further evidence the purchase and sale of the Units as contemplated hereby.

(c) Resolution of Valuation Disputes. In the event the Admittee disagrees with the Fair Market Value of the repurchased Units as determined by the Managing Member, the Fair Market Value of the Units shall be established by two independent, professional appraisers, one of whom is selected by the Admittee, and one of whom is selected by the Company. Each party agrees to select its appraiser within 10 days after the Company notifies the Admittee that it is exercising its purchase option under this Section 2 (the “Notice of Repurchase”). Such appraisers shall be instructed to render their decision within 60 days of the date of the Notice of Repurchase. If the appraisers selected by Admittee and the Company cannot agree within such 60-day period, then (A) in the case where the higher of the two prices established by the two appraisers is less than 110 % of the lower of the two prices, the Fair Market Value shall be the average of the two prices, and (B) in all other cases, the two appraisers shall select a third appraiser (the “Third Appraiser”) who shall determine the Fair Market Value of the repurchased Units and who shall render his decision no later than 90 days after the date of the Notice of Repurchase. Each party shall pay the expenses of such party’s selected appraiser. The expenses of the Third Appraiser shall be borne equally by the Admittee and the Company.

3. Restrictions on Transfer. The Units shall be subject to the transfer provisions of the Operating Agreement. The Company shall not be required to (i) transfer on its books any Units that have been sold or transferred in contravention of this Agreement or the Operating Agreement or (ii) treat as a Member of the Company or as the owner of Units, or otherwise to accord voting, distribution or liquidation rights to, any transferee to whom Units have been transferred in contravention of this Agreement or the Operating Agreement.

4. Tax Acknowledgement. The Admittee understands and acknowledges that since the Company is classified as a partnership for federal income tax purposes, after Admittee becomes a Member of the Company, Admittee will be treated for federal income tax purposes as a partner in a partnership. As a Member of the Company, in determining Admittee’s personal income tax, Admittee will be required to take into account the items of the Company’s income, gain, loss, deduction and credit allocated to Admittee under the Company’s Operating Agreement. Admittee will be taxed on his distributive share of the Company’s taxable income or gain without regard to the timing or amounts of cash distributions made to Admittee from the Company. Each year, the Company will file an annual partnership information return with the IRS and will issue an IRS Form K-1 to Admittee after year-end reporting Admittee’s share of each item of the Company’s income, gain, loss, deduction and credit. Each item generally will have the same character and source as though Admittee had realized the item directly. To the extent the Company has sufficient cash, it may make distributions to Admittee sufficient to cover Admittee’s tax liability on account of Admittee’s allocation of taxable income in excess of tax losses of the Company. Generally, if Admittee’s share of losses exceeds Admittee’s tax basis, additional losses will not be allocated to Admittee until Admittee’s tax basis increases.

5. Mergers, Acquisitions; Initial Public Offering. In the event that the Company is subject to a Liquidation Event or undergoes a Conversion or the Portfolio Company undergoes an initial public offering (“IPO”), the Class B Units shall be subject to the agreement governing such transaction and the Operating Agreement. The agreement governing the Liquidation Event, Conversion or IPO may provide for one or more of the following:

(a) The continuation of the Class B Units by the Company (if the Company is the surviving corporation).

(b) The conversion of the Class B Units by the surviving entity or its parent into equity of the surviving entity or its parent, with the exchange ratio of any Class B Units that have differing Capital Accounts appropriately adjusted to reflect the value of such differences.

(c) The redemption of the Class B Units and a payment to the Admittee equal to the amount distributable with respect to such Class B Units pursuant to the Operating Agreement. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent (in the same ratios as such items are distributable to the holders of Class A Units) with a fair market value equal to the amount distributable or deemed distributable in the Liquidation Event.

6. Definitions. Capitalized terms not defined herein shall have the meaning set forth in the Operating Agreement. Unless the context requires otherwise, when used in this Agreement, the following terms have the meanings set forth below:

(a) “Consultant” shall mean a person who performs bona fide services for the Portfolio Company or a Subsidiary as a consultant or advisor, excluding Employees, Officers, Directors.

(b) “Director” shall mean a person who serves as a Director of the Portfolio Company or a Subsidiary.

(c) “Employee” shall mean any individual who is a common law employee of the Portfolio Company or a Subsidiary.

(d) “Encumbrances” shall mean all security interests, title defects or objections, mortgages, liens, claims, charges, rights of others, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, infringements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

(e) “Fair Market Value” shall mean the fair market value of a Class B Unit, as reasonably determined by the Portfolio Company Board in its good faith, using the liquidation value (the “Liquidation Value”) of such Class B Unit within the meaning of IRS Revenue Procedure 93-27.

(f) “Officer” shall mean any individual who is an officer of the Portfolio Company or a Subsidiary.

(g) “Service” shall mean service as an Employee, Officer, Director or Consultant of the Portfolio Company or a Subsidiary.

(h) “Subsidiary” means any entity (other than the Portfolio Company) in an unbroken chain of entities beginning with the Portfolio Company, if each of the entities other than the last entity in the unbroken chain owns shares, units or interests possessing 50% or more of the total combined voting power of all classes of shares, units or interests in one of the other entities in such chain.

7. Miscellaneous.

(a) This Agreement shall constitute a “counterpart” to the Operating Agreement for purposes of Section 10.17 of the Operating Agreement.

(b) The parties consent to the amendment of Schedule A of the Operating Agreement to reflect the foregoing Grant and admission of the Admittee as a Member of the LLC.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

(e) This Agreement shall be governed by and construed in accordance with the State of Delaware to the full extent permitted by applicable law, without giving effect to the conflicts of law principles thereof.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first set forth above.

COMPANY:

VECTOR STEALTH HOLDINGS II, L.L.C.
By:	Vector Capital Partners III, L.L.C., its Managing Member

By:
Title:

ADMITTEE:

Signature Page to Admission Agreement for

Vector Stealth Holdings II, L.L.C.

EXHIBIT I

Amended and Restated Operating Agreement

of

Vector Stealth Holdings II, L.LC.